Exhibit G

Silver Lake Considers Take-Private of Endeavor

October 25, 2023 05:02 PM Eastern Daylight Time

MENLO PARK, Calif. & NEW YORK—(BUSINESS WIRE)—Silver Lake, the global leader in technology investing, today issued the following statement regarding the disclosure by Endeavor Group Holdings, Inc. (NYSE: EDR) that it is exploring strategic alternatives:

“Silver Lake is committed to strategies that deliver value for all shareholders of Endeavor. To that end, Silver Lake is currently working toward making a proposal to take Endeavor private. Silver Lake firmly believes in Endeavor’s business and is not interested in selling its shares in Endeavor to a third-party nor in entertaining bids for assets that are a part of Endeavor. Silver Lake is the owner of approximately 71% of the voting power of Endeavor. Our Co-Chief Executive Officer, Egon Durban, and our Managing Director, Stephen Evans, serve as members of the Executive Committee of the Board of Directors of Endeavor. Silver Lake has been a committed investor since 2012 and has made significant investments in Endeavor since then to support its growth.”

This press release does not constitute an offer to purchase or a solicitation of an offer to sell any securities of Endeavor. There is no guarantee that Silver Lake will make any proposal or pursue any transaction with respect to Endeavor, and, if any such proposal is made, Silver Lake can provide no assurances that a transaction will be executed or successfully consummated.

About Silver Lake

Silver Lake is a global technology investment firm, with approximately $101 billion in combined assets under management and committed capital and a team of professionals based in North America, Europe and Asia. Silver Lake’s portfolio companies collectively generate nearly $265 billion of revenue annually and employ approximately 533,000 people globally. For more information, visit www.silverlake.com.

Forward-Looking Statements

This press release contains forward-looking statements that relate to future events. All statements in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including Silver Lake’s exploration of a proposal to take Endeavor private. The words “believe,” “may,” “will,” “estimate,” “potential,” “continue,” “anticipate,” “intend,” “expect,” “could,” “would,” “project,” “plan,” “target,” and similar expressions are intended to identify forward-looking statements, though not all forward-looking statements use these words or expressions. These forward-looking statements are based on Silver Lake’s current expectations. These statements are neither promises nor guarantees and involve known and unknown risks, uncertainties and other important factors that may cause actual results or achievements to be materially different from what is expressed or implied by the forward-looking statements. Forward-looking statements speak only as of the date they are made and, except as may be required under applicable law, Silver Lake undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts

Matt Benson

matthew.benson@silverlake.com

212-401-6055

Jennifer Stroud

jennifer.stroud@edelmansmithfield.com

646-565-1792